Valeritas Announces its V-Go® Wearable Insulin Delivery Device is now available in Puerto Rico.

BRIDGEWATER, New Jersey, January 17, 2018 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company which offers patients with type 2 diabetes V-Go® Wearable Insulin Delivery device, a simple, affordable, all-in-one insulin delivery option that is worn like a patch and can eliminate the need for taking multiple daily shots, announced today that its V-Go® Wearable Insulin Delivery device is now available in Puerto Rico. Valeritas has partnered with Fusion Consulting Group of Guaynabo, Puerto Rico, to promote V-Go to endocrinologists and general practitioners seeing patients with type 2 diabetes.

“We are excited to have partnered with Puerto Rico-based Fusion Consulting Group to help bring V-Go Wearable Insulin Delivery device to Puerto Rico,” said John Timberlake, CEO and President of Valeritas. “The prevalence of type 2 diabetes is very high in Puerto Rico, and we believe that the simple to use and very effective wearable delivery device can help a significant portion of patients with type 2 diabetes currently using multiple-daily injections to deliver their insulin.”

Valeritas will retain responsibility for product development, regulatory approval, quality management, and manufacturing while Fusion Consulting Group will be responsible for sales activity in physician offices and clinics in Puerto Rico.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots.  V-Go administers a continuous preset basal rate of insulin over 24 hours and it provides discreet on-demand bolus dosing at mealtimes.  It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.  Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
610-368-6505
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
(206) 451-4823
pr@valeritas.com